Press Release

Exhibit 99.53

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP PROVIDES

UPDATE ON LIQUIDITY

Tulsa, Oklahoma, October 22, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it anticipates closing the third quarter with a profit. Additionally, the Company expects to end the third quarter with an unrestricted cash balance in excess of $200 million, up from $80 million as of June 30, 2008, as the Company benefited from a cash dividend from its vehicle finance subsidiary. The Company also reported that as of the most recent reporting date, September 30, 2008, it remained in compliance with all of its financial covenants under its various financing arrangements.

“With today’s unprecedented challenges in the economy, maintaining sufficient liquidity and unrestricted cash are important factors to help companies weather this cycle,” said Scott L. Thompson, President and Chief Executive Officer. “Although, we expect overall economic challenges may exacerbate the seasonal downturn in rental operations this year, we remain focused on executing against our plans and managing liquidity.”

The above data relating to the third quarter are preliminary estimates based on information available at this time. The Company has previously announced that it will release third quarter financial results on November 5, 2008.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Media:	Fred Fleischer
Executive Director
Corporate Communications
(918) 669-3086
fred.fleischner@dtag.com

Investors:	Todd D. Dallenbach
Staff Vice President
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com